Exhibit 99.1

Monitronics generally defines Adjusted EBITDA as net income (loss) before interest, taxes, depreciation and amortization (including the amortization of subscriber accounts) and realized and unrealized loss on derivative instruments, and other non-cash or non-recurring charges such as acquisition related professional fees, write off of deferred financing costs, and stock-based and other non-cash long-term incentive compensation. Adjusted EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles, should not be construed as an alternative to net income or loss and is indicative neither of Monitronics’ operating performance nor of cash flows available to fund all of its cash needs. It is, however, a measurement Monitronics believes is useful to investors to evaluate its operating performance. Adjusted EBITDA is also a measure that Monitronics believes is customarily used by financial analysts to evaluate the financial performance of companies in the security alarm monitoring industry and is one of the financial measures, subject to adjustments, by which Monitronics’ covenants are calculated under the agreements governing its debt obligations. For purposes of this presentation, Monitronics has applied the same definitions of Adjusted EBITDA to the financial information of Security Networks. Adjusted EBITDA Definition

Adjusted EBITDA Reconciliations

Monitronics

($ in Thousands)	For the Quarter Ended September 30,				For the 12 Months Ended December 31,	
	2013			2012	2012	2011
	Actual As Reported	PF Adjustments[1]	PF Adjusted	Actual	Actual	Actual
Net Income (Loss)	**($9,310)**	**$3,040**	**($6,270)**	**($5,095)**	**($16,030)**	**($6,010)**
Amortization of subscriber accounts and dealer network	55,746	5,520	61,266	40,815	163,468	159,619
Depreciation	1,910	(212)	1,698	1,368	5,286	4,704
Restructuring charges	402	-	402	-		
Stock-based compensation expense	361	50	411	389	1,384	393
Security Networks acquisition-related costs	1,032	-	1,032	-	-	-
Security Networks integration-related costs	535	-	535	-		
Realized/unrealized loss on derivative instruments	-	-	-	-	2,044	10,601
Refinancing costs	-	-	-	-	6,245	-
Interest expense	25,732	4,384	30,116	19,243	71,328	42,655
Income tax expense	1,241	146	1,387	700	2,616	2,523
Adjusted EBITDA	**$77,649**	**$12,928**	**$90,577**	**$57,420**	**$236,341**	**$214,485**

Security Networks

($ in Thousands)	For the 12 Months Ended December 31, 2012 Actual
Net Income (Loss)	**$3,576**
Amortization of subscriber accounts and dealer network	24,470
Depreciation	1,138
Stock-based compensation expense	388
Acquisition-related costs	-
Interest expense	15,816
Income tax expense	100
Contingent consideration earnout expense	982
Adjusted EBITDA	**$46,470**

Source: Company filings.

(1) In accordance with US GAAP, pro-forma adjustments include those adjustments necessary for the three months ended September 30, 2013 had the acquisition of Security Networks occurred on January 1, 2012. Accordingly, these pro-forma adjustments include an increase in adjusted EBITDA associated with the reversal of a $2.5 million fair value adjustment that reduced deferred revenue acquired in the Security Networks acquisition.

Monitronics
Monitored Security Systems

December 2013

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